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                                                                    EXHIBIT 10.1

                                Lester C Knight
                              1414 Edgehill Drive
                             Chula Vista, CA 91913


December 16, 2007

VIA FACSIMILE

Mr. Peter Kuhn
Chairman of the Board of Directors
Bullion River Gold Corp.
3500 Lakeside Court, Suite 200
Reno NV, 89509

Dear Peter,

This letter will serve as notice that I am resigning my position on the Board of Directors of Bullion River Gold Corp., effectively immediately. I have recently taken on additional responsibilities within my company that does not afford me adequate time to serve Bullion River Gold Corp. in a manner that I believe would be expected and necessary for the position. I would like to thank you for the opportunity to work with you and Susan during the last two years and wish you much success in the future.

Best Regards,

/s/ Lester C. Knight
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Lester C. Knight